Exhibit 99.2

AMD Reports Annual and Fourth Quarter 2012 Results – CFO Commentary

January 22, 2013

Reconciliation for all non-GAAP financial measures discussed in this commentary to the most directly comparable GAAP financial measures is included below and in our financial tables that accompany our earnings press release available on quarterlyearnings.amd.com.

2012 Annual Results Summary

•	AMD revenue $5.4 billion, down 17% year-over-year

•	Gross margin 23%; Non-GAAP gross margin 41%

•	Operating loss of $1.06 billion, net loss of $1.18 billion, loss per share of $1.60

•	Non-GAAP operating income of $45 million, net loss of $114 million, loss per share $0.16

2012 Commentary

2012 was a year in which AMD made some key strategic investments designed to position the company for success in a changing computing landscape by investing in innovative technology and our ambidextrous strategy.

•	We acquired SeaMicro, Inc., (SeaMicro) to accelerate our strategy to deliver differentiated micro-server solutions to cloud data centers, one of the fastest-growing segments of the server market[1].

•

We joined forces with industry-leaders such as ARM, Imagination Technologies, MediaTek, Qualcomm, Samsung and Texas Instruments to advance our ambidextrous strategy by forming the Heterogeneous System Architecture (HSA) Foundation. HSA is a non-profit consortium established to define and promote an open standards-based approach to heterogeneous computing.

•	We announced plans to design 64-bit ARM® technology-based processors for multiple markets, starting with cloud data center servers.

In addition to our low-power APUs, graphics IP, and reusable design blocks, we believe AMD is well positioned to pursue fast-growing markets including embedded/semi-custom, low-power form factors and cloud computing.

In the second half of 2012, broader macroeconomic issues impacted consumer PC spend. The challenges we faced in Q2 2012 continued through the end of the year. OEMs took a cautious approach to managing inventory in advance of the Windows 8 launch, and tablets continued to grow as a consumer device of choice. As a result, we faced a difficult selling environment in the second half of 2012, which negatively impacted our 2012 financial performance.

[1]	IDC, March 1, 2012

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To capitalize on new growth opportunities and in response to PC market dynamics we implemented a corporate and financial transformation. To help return AMD to profitability and free cash flow generation in a difficult macroeconomic environment, we announced restructuring actions and operational efficiencies in Q4 2012 designed to reduce our expense structure.

•	The restructuring plan includes primarily a workforce reduction in Q4 2012 and Q1 2013, of approximately 14%. The workforce reduction will be substantially completed in Q1 2013.

•	We expect that the restructuring plan will result in operational savings, primarily in operating expenses of approximately $190 million in 2013.

•	By Q3 2013 AMD expects to reduce operating expenses to $450 million per quarter, down 25% from the Q1 2012 timeframe

•

In December, AMD amended its Wafer Supply Agreement (WSA) with GLOBALFOUNDRIES Inc. (GF) to better align our wafer purchase commitments with current PC market dynamics, strengthen our balance sheet and help us achieve our operating goals.

Performance relative to 2012 financial guidance included:

•	Non-GAAP gross margin of 41%, below guided range of 44-48%

•	Non-GAAP operating expenses of $2.2 billion, below the guided $610 million quarterly run rate, due to restructuring actions and alignment of expenditures with business expectations

•	Achieved positive non-GAAP operating income of $45 million

•	Capital additions of $133 million, below guidance of approximately $200 million

•	Tax benefit of $34 million, better than the guided tax provision of $12 million due to a one-time benefit of $36 million related to the SeaMicro acquisition

•

Our cash, cash equivalents and marketable securities balance, including long term marketable securities, at the end of the quarter was $1.2 billion, above the optimal zone of approximately $1.1 billion and well above the target minimum balance of $700 million.

Q4 2012 Results

•	AMD revenue $1.16 billion, down 9% sequentially and down 32% year-over-year

•	Gross margin of 15%; non-GAAP gross margin of 39%

•	Operating loss of $422 million, net loss of $473 million, loss per share of $0.63

•	Non-GAAP operating loss of $55 million, net loss of $102 million, loss per share of $0.14

Q4 2012 Commentary

Revenue was $1.16 billion, down 9% sequentially, primarily driven by a revenue decline in the Computing Solutions segment of 11%. Graphics segment revenue declined 5% sequentially.

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Revenue declined due to lower unit volume shipments across both segments.

Non-GAAP gross margin was 39%, up 8 percentage points quarter-over-quarter. Gross margin in Q3 2012 of 31% was adversely impacted by an inventory write-down of approximately $100 million, or 8 percentage points. Q4 2012 gross margin was positively impacted by sales of higher priced desktop microprocessors.

To derive non-GAAP gross margin, we excluded the impact of a “Lower of Cost or Market” (LCM) charge of $273 million related to the GF take-or-pay obligation.

•	In December 2012, we announced the 3rd amendment to the WSA which resulted in a termination fee of $320 million related to our take-or-pay obligation for Q4 2012 wafer purchases from GF.

•

At the time, we anticipated recording a net one-time charge related to the take-or-pay obligation of $165 million for the write-down of inventory to its market value, which included a $45 million credit in Q4 2012 resulting from the terms of the 3rd Amendment. An approximate $110 million portion of the termination fee was expected to be capitalized into inventory and expensed in Q4 2012 and Q1 2013.

•

Upon completion of our inventory valuation analysis at the end of Q4 2012 and based on actual results for the quarter, we recorded a net one-time charge of $273 million in Q4 2012, with $2 million remaining and being capitalized into inventory and expected to be expensed in Q1 2013.

•

The charge of $273 million was expensed to cost of goods sold. The GAAP gross margin impact in Q4 2012 was therefore $273 million, instead of $165 million as originally anticipated thereby reducing Q4 2012 GAAP gross margin to 15%.

Non-GAAP operating expenses were $506 million, lower than guided primarily due to tight spending controls in the quarter.

•	R&D expenses were $313 million, 27% of net revenue

•	SG&A expenses were $193 million, 17% of net revenue

To derive non-GAAP operating expenses, we excluded the impact of:

•	Amortization of acquired intangible assets of $4 million, and

•	A restructuring charge of $90 million, related to restructuring actions announced in Q4 2012.

•

The charge includes costs related to restructuring actions taken in Q4 2012 as well as an estimate of the costs related to workforce reductions that we plan to take in Q1 2013. As a result, this combined charge amounted to $90 million, versus the $71 million we previously estimated for restructuring actions in Q4 2012.

i.	We expect a global workforce reduction of approximately 14% resulting from the above mentioned restructuring actions. The workforce reduction will be substantially completed in Q1 2013.

ii.	Of the total restructuring expense, approximately $46 million relates to cash

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expenditures in Q4 2012, and $31 million relates to anticipated cash expenditures in Q1 2013.

Non-GAAP operating loss was $55 million and non-GAAP net loss was $102 million.

To derive non-GAAP operating loss, we excluded the impact of:

•	LCM charge of $273 million

•	Amortization of acquired intangible assets of $4 million, and

•	Restructuring charge of $90 million.

To derive non-GAAP net loss, we excluded the impact of:

•	LCM charge of $273 million

•	Amortization of acquired intangible assets of $4 million

•	Restructuring charge of $90 million, and

•	Impairment charge for certain marketable securities of $4 million.

Interest expense was $45 million, flat compared to the prior quarter.

Tax provision was $4 million in the quarter, compared to $0 in the prior quarter.

Non-GAAP loss per share was $0.14, calculated using 747 million basic shares. Basic shares are used in the net loss calculation.

Adjusted EBITDA was $30 million, better by $65 million from the prior quarter’s negative $35 million, excluding the LCM charge of $273 million.

Q4 2012 Segment Results – Computing Solutions

Computing Solutions segment revenue was $829 million, down 11% sequentially.

•	Client revenue declined 13% sequentially, primarily driven by lower microprocessor unit volume shipments.

•	Client microprocessor ASP was flat as richer desktop microprocessor offerings offset lower mobile microprocessor ASP.

•

Desktop APU shipments increased as a percentage of desktop microprocessor shipments as sales of AMD’s 2nd-Generation A-Series APU, codenamed “Trinity” more than doubled in the quarter, compared to Q3 2012.

•	Chipset revenue declined in line with the client microprocessor business.

•	Server revenue increased sequentially, driven by a higher mix of fabric AMD SeaMicro

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compute systems focused on dense servers.

•	Microprocessor ASP increased sequentially.

Computing Solutions operating loss was $323 million, an increase of $209 million from the previous quarter, primarily due to the LCM charge.

Q4 2012 Segment Results – Graphics

Graphics segment revenue was $326 million, down 5% sequentially, mainly due to a decline in GPU unit volume shipments, partially offset by a seasonal increase in game console revenue and record revenue in workstation graphics.

Graphics segment operating income was $22 million, up $4 million from the prior quarter primarily due to higher game console revenue.

Balance Sheet

Our cash, cash equivalents and marketable securities, including long term marketable securities, at the end of the quarter was $1.2 billion, down $297 million compared to Q3 2012.

We exited the quarter above our target optimal cash of $1.1 billion and well above the minimum cash level of approximately $700 million required for operations.

Certain GF and restructuring payments in Q4 2012 were as follows:

Certain GF and Restructuring Payments ($M)	Q4’12
Limited exclusivity payment to GF	$50
Termination payment related to the take-or-pay agreement	$80
Q4 2012 payment related to restructuring plan announced in Q4 2012	$46

Total Special Cash Expenditures (for GF and Restructuring)	$176

Accounts Receivable at the end of the quarter was $630 million, down $53 million compared to the end of Q3 2012, primarily due to lower sales in the quarter.

Inventory was $562 million exiting the quarter, down $182 million from the prior quarter primarily due to a decrease in microprocessor inventory.

Payable to GLOBALFOUNDRIES line item on the Balance Sheet includes all amounts due to GF by AMD.

•	$175 million cash payment to GF, related to the 28 nanometer (nm) product limited waiver of exclusivity, as provided in the 2nd amendment to WSA, paid in Q1 2013.

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•	$40 million and $200 million cash payments related to GF take-or-pay obligation which will be paid by April 1, 2013 and December 31, 2013, respectively.

•	The remaining balance payable for wafer purchases.

Debt as of the end of the quarter was $2.04 billion.

Non-GAAP free cash flow was negative $308 million.

Outlook

The following statements concerning AMD are forward-looking and actual results could differ materially from current expectations. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 29, 2012.

Q1 2013:

•	AMD expects revenue to decrease 9 percent, plus or minus 3 percent, sequentially in Q1 2013.

•	Operating expenses are expected to be approximately $495 million in Q1 2013.

•	We expect inventory to increase sequentially ahead of new product introductions and technology transitions.

For 2013 we expect:

•	Operating expenses to be at $450 million by the third quarter of 2013.

•	Capital expenditures of approximately $150 million for the year.

•	Taxes of approximately $4 million per quarter.

•	To be Free Cash Flow positive by the second half of 2013.

•	We expect to maintain cash balances in the optimal zone of $1.1 billion for the year and well above the target minimum of $700 million.

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For more information, contact:

Media Contact:

Drew Prairie

512-602-4425; drew.prairie@amd.com

Investor Contacts:

Ruth Cotter

408-749-3887; ruth.cotter@amd.com

Irmina Blaszczyk

408-749-3398; irmina.blaszczyk@amd.com

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Non-GAAP Measures:

To supplement the Company’s financial results presented on a U.S. GAAP (“GAAP”) basis, this commentary contains non-GAAP financial measures, including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income (loss), non-GAAP net income (loss), non-GAAP earnings (loss) per share, adjusted EBITDA, and non-GAAP free cash flow. These non-GAAP financial measures reflect certain adjustments, and the Company has presented a reconciliation of GAAP to non-GAAP financial measures in the tables below.

The Company presented “Adjusted EBITDA” in the commentary as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization, employee stock-based compensation expense and amortization of acquired intangible assets. In addition, the Company also included the following adjustments for the applicable period: for the fourth fiscal quarter of 2012, the Company also included adjustments for the LCM charge and net restructuring charges; for the third fiscal quarter of 2012 and the fourth fiscal quarter of 2011, the Company also included an adjustment for net restructuring charges; for fiscal 2012, the Company also included adjustments for the LCM charge, a charge related to the limited waiver of exclusivity from GF, a legal settlement with a third party, net restructuring charges and costs related to the acquisition of SeaMicro; and for fiscal 2011, the Company also included adjustments related to a payment to GF, a legal settlement with a third party and net restructuring charges. The Company calculates and communicates Adjusted EBITDA because the Company’s management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

The Company also presented non-GAAP adjusted free cash flow in this commentary as a supplemental measure of its performance. Non-GAAP adjusted free cash flow for the Company

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was determined by subtracting capital expenditures from GAAP net cash provided by (used in) operating activities. The Company calculates and communicates non-GAAP adjusted free cash flow because the Company’s management believes it is of importance to investors to understand the nature of this cash flow. The Company’s calculation of non-GAAP adjusted free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view non-GAAP adjusted free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. The Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because the Company believes it assists investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance.

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Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q4-12	Q3-12	Q4-11	2012	2011
GAAP Gross Margin	$178	$392	$773	$1,235	$2,940
GAAP Gross Margin %	15%	31%	46%	23%	45%
Lower of cost or market charge related to GF take-or-pay obligation	(273)	—	—	(273)	—
Limited waiver of exclusivity from GF	—	—	—	(703)	—
Payment to GF	—	—	—	—	(24)
Legal settlement	—	—	—	(5)	(5)

Non-GAAP Gross Margin	$451	$392	$773	$2,216	$2,969

Non-GAAP Gross Margin %	39%	31%	46%	41%	45%

Reconciliation of GAAP to Non-GAAP Operating Expenses

(Millions)	Q4-12	Q3-12	Q4-11	2012	2011
GAAP operating expenses	$600	$523	$702	$2,291	$2,572
Amortization of acquired intangible assets	4	4	3	14	29
Restructuring charges, net	90	3	98	100	98
SeaMicro acquistion costs	—	—	—	6	—

Non-GAAP operating expenses	$506	$516	$601	$2,171	$2,445

Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income (Loss)

(Millions)	Q4-12	Q3-12	Q4-11	2012	2011
GAAP operating income (loss)	$(422)	$(131)	$71	$(1,056)	$368
Lower of cost or market charge related to GF take-or-pay obligation	(273)	—	—	(273)	—
Limited waiver of exclusivity from GF	—	—	—	(703)	—
Payment to GF	—	—	—	—	(24)
Legal settlement	—	—	—	(5)	(5)
Amortization of acquired intangible assets	(4)	(4)	(3)	(14)	(29)
Restructuring charges, net	(90)	(3)	(98)	(100)	(98)
SeaMicro acquistion costs	—	—	—	(6)	—

Non-GAAP operating income (loss)	$(55)	$(124)	$172	$45	$524

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)

(Millions except per share amounts)	Q4-12		Q3-12		Q4-11		2012		2011
GAAP net income (loss) / Earnings (loss) per share	$(473)	$(0.63)	$(157)	$(0.21)	$(177)	$(0.24)	$(1,183)	$(1.60)	$491	$0.66
Lower of cost or market charge related to GF take-or-pay obligation	(273)	(0.37)	—	—	—	—	(273)	(0.37)	—	—
Limited waiver of exclusivity from GF	—	—	—	—	—	—	(703)	(0.95)	—	—
Dilution gain in investee, net	—	—	—	—	—	—	—	—	492	0.66
Impairment of investment in GF	—	—	—	—	(209)	(0.28)	—	—	(209)	(0.28)
Payment to GF	—	—	—	—	—	—	—	—	(24)	(0.03)
Legal settlement	—	—	—	—	—	—	(5)	(0.01)	(5)	(0.01)
Amortization of acquired intangible assets	(4)	(0.01)	(4)	(0.01)	(3)	—	(14)	(0.02)	(29)	(0.04)
Restructuring charges, net	(90)	(0.12)	(3)	—	(98)	(0.13)	(100)	(0.14)	(98)	(0.13)
SeaMicro acquistion costs	—	—	—	—	—	—	(6)	(0.01)	—	—
Tax benefit related to SeaMicro acquisition	—	—	—	—	—	—	36	0.05	—	—
Impairment charge on certain marketable securities	(4)	—	—	—	—	—	(4)	(0.01)	—	—
Loss on debt repurchase	—	—	—	—	(1)	—	—	—	(6)	(0.01)
Loss from discontinued operations	—	—	—	—	(4)	(0.01)	—	—	(4)	(0.01)

Non-GAAP net income (loss) / Earnings (loss) per share	$(102)	$(0.14)	$(150)	$(0.20)	$138	$0.19	$(114)	$(0.16)	$374	$0.50

Reconciliation of GAAP operating income (loss) to Adjusted EBITDA

(Millions)	Q4-12	Q3-12	Q4-11	2012	2011
GAAP operating income (loss)	$(422)	$(131)	$71	$(1,056)	$368
Lower of cost or market charge related to GF take-or-pay obligation	273	—	—	273	—
Limited waiver of exclusivity from GF	—	—	—	703	—
Payments to GF	—	—	—	—	24
Legal settlement	—	—	—	5	5
Depreciation and amortization	62	62	67	247	288
Employee stock-based compensation expense	23	27	21	97	90
Amortization of acquired intangible assets	4	4	3	14	29
Restructuring charges, net	90	3	98	100	98
SeaMicro acquisition costs	—	—	—	6	—

Adjusted EBITDA	$30	$(35)	$260	$389	$902

Non-GAAP adjusted free cash flow reconciliation

(Millions)	Q4-12	Q3-12	Q4-11	2012	2011
GAAP net cash provided by (used in) operating activities	$(286)	$(240)	$187	$(338)	$382
Non-GAAP adjustment	—	—	—	—	396
Non-GAAP net cash provided by (used in) operating activities	(286)	(240)	187	(338)	778
Purchases of property, plant and equipment	(22)	(32)	(87)	(133)	(250)

Non-GAAP adjusted free cash flow	$(308)	$(272)	$100	$(471)	$528

Cautionary Statement

This document contains forward-looking statements concerning AMD, our strategy, financial outlook for the first quarter of 2013 and fiscal 2013, including revenue, operating expenses, inventory, capital expenditures, taxes, free cash flow, cash balances and profitability; and our restructuring plan implemented in the fourth quarter of 2012, the anticipated operational savings resulting from the restructuring and anticipated cash expenditures in the first quarter of 2013 related to the restructuring, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities targeting the company’s business will prevent attainment of the company’s current plans; the company will be unable to develop, launch and ramp new products and technologies in the volumes and mix required by the market and at mature yields on a timely basis; GLOBALFOUNDRIES will be unable to manufacture the company’s products on a timely basis in sufficient quantities and using competitive technologies; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will under-utilize its commitment with respect to GLOBALFOUNDRIES’ microprocessor manufacturing facilities; the company will be unable to transition its products to advanced manufacturing process technologies in a timely and effective way; global business and economic conditions will not continue to improve or will worsen resulting in lower than currently expected demand; demand for computers and consumer electronics products and, in turn, demand for the company’s products will be lower than currently expected; customers stop buying the company’s products or materially reduce their demand for its products; the company will require additional funding and may not be able to raise funds on favorable terms or at all; there will be unexpected variations in market growth and demand for the company’s products and technologies in light of the product mix that it may have available at any particular time or a decline in demand; and the company will be unable to maintain the level of investment in research and development that is required to remain competitive. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended September 29, 2012.

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